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                                                                     EXHIBIT 4.7
                            ILLUMINET HOLDINGS, INC.
                        1999 EMPLOYEE STOCK PURCHASE PLAN

                                    ARTICLE I

                                    Purposes

        Illuminet Holdings, Inc. has established the Plan set forth herein in order to encourage ownership of its Common Stock by its employees and employees of its Affiliates, by providing them a convenient means for regular and systematic purchases on an advantageous basis, thereby increasing their interest in the Company's success. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                                   Definitions

        "Affiliate" means a subsidiary of the Company (including corporations becoming subsidiaries subsequent to the adoption of the Plan) within the meaning of Section 424(f) of the Code that has been designated by the Committee as an Affiliate for purposes of the Plan.

        "Board" means the Company's Board of Directors.

        "Code" means the Internal Revenue Code of 1986, as amended, and regulations thereunder.

        "Committee" means the Committee appointed by the Board pursuant to
Article VIII hereof.

        "Company" means Illuminet Holdings, Inc.

        "Effective Date" shall mean October 7, 1999.

        "Employee" means a person employed by an Employer.

        "Employee Contributions" means contributions in the form of payroll deductions for payment for stock to be purchased by that Employee as provided by
Section 5.1 hereof.

        "Employer" means the Company and any Affiliate that is designated by the Committee as an employer for purposes of this Plan.

        "Option" means a right to purchase Stock granted under Section 4.1.

        "Option Period" means the period beginning on the Effective Date and ending April 6, 2000, the period beginning on the Effective Date and ending October 6, 2000, the period beginning on the Effective Date and ending April 6, 2001, and the period beginning on the Effective Date and ending October 6, 2001; provided, however, that for any Employee who does not elect to participate in the Plan as of the Effective Date or who withdraws from the Plan, and who subsequently elects to participate in the Plan, the term "Option Period" shall mean each period beginning on the next succeeding six-month anniversary of the Effective Date and ending on the remaining ending dates of the Option Periods set out above. If the date on which an Option Period would




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otherwise end is not a business day, then the Option Period shall end on the last business day immediately prior thereto.

        "Plan" means the Illuminet Holdings, Inc. 1999 Employee Stock Purchase Plan set forth herein, as amended from time to time.

        "Plan Agent" means the brokerage firm which has been appointed Plan Agent by the Company to administer and maintain the records for the Plan or such other Plan Agent who is appointed to act in such capacity by the Committee set forth in Article VIII hereof.

        "Stock" means the Common Stock of the Company.

                                   ARTICLE III

                                   Eligibility

        An Employee shall be eligible for an Option if he is an Employee of an Employer regularly scheduled to work 20 hours or more per week, and if he has been employed by the Employer immediately preceding the first day of the Option Period. For purposes of determining an Employee's period of employment with the Employer, such period of employment shall include an Employee's employment with any business entity, the assets, business or stock of which has been acquired, in whole or in part, by the Employer through purchase, merger or otherwise. In addition, an Employee of an Affiliate shall be deemed to have been employed with an Employer as of the first day of his employment with such Affiliate prior to its date of affiliation with the Company.

                                   ARTICLE IV

                               Granting of Options

4.1     Option Periods

        On the first day of each Option Period, each Employee who is eligible for an Option under Article III shall be granted an Option to purchase Stock from the Company on the last day of each Option Period, by authorizing Employee Contributions under Article V. Notwithstanding the foregoing, no Employee shall be eligible for an Option under Article III if such Employee, immediately after the Option is granted, shall own 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its Affiliates, treating the maximum amount of stock available to him under the Plan for such Option Period and shares subject to any other option as owned by him and treating as owned by him shares owned by others to the extent provided in
Section 424(d) of the Code. Any Options granted in an Option Period which are not exercised on the last day of the last Option Period shall expire as of the end of the last Option Period.

4.2     Amount of Stock Available

        An aggregate of 700,000 shares of Stock shall be available for purchase under the Plan, subject to adjustment under Section 4.7. To the extent Options expire unexercised, the Stock subject to such Options shall become available for subsequent grant. Stock available for purchase under the Plan shall be authorized but unissued shares or reacquired shares purchased on the open market.




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4.3     Exercise Price

        For each Option granted on the Effective Date, the purchase price per share shall be 85% of its IPO Price or 85% of its fair market value on the last day of the Option Period, whichever is lower, subject to adjustment under
Section 4.7. For each Option granted subsequent to the Effective Date, the purchase price per share shall be the lesser of (i) the greater of 85% of the IPO Price or 85% of its fair market value on the first day of the Option Period or (ii) 85% of the fair market value on the last day of the Option Period. IPO Price means the price at which stock is initially offered to the public on the Effective Date. Fair market value on any day means the closing price on the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ-NMS") on such day or, if not traded on such day, on the last preceding day on which the stock was traded, or, if not traded on the NASDAQ-NMS on such exchange or market as the Stock from time to time may be traded if such market or exchange is designated by the Committee as controlling for purposes of the Plan.

4.4     Nontransferability

        Options granted to an Employee are not transferable, and may be exercised during the Employee's lifetime only by him. Any attempt of assignment, transfer, pledge, hypothecation or other disposition of any Option contrary to the provisions of this Plan, and the levy and attachment or any similar proceedings upon any Option, shall be null and void.

4.5     Board and Stockholder Approval

        The Plan was approved by the Board on October 4, 1999. If the Plan is not approved by the Company's stockholders prior to October 4, 2000, the Plan shall be null and void.

4.6     Limits on Stock Purchase

        Notwithstanding any other provision of this Plan, no Employee may purchase in any calendar year more than the number of shares equal to 15% of his annual cash compensation divided by 85% of the purchase price of the Stock, both determined on the first day of an Option Period. In addition, no Employee may be granted an Option which permits him to purchase during a calendar year under the Plan and any other employee stock purchase plan, within the meaning of Section 423 of the Code, shares of the Company and its Affiliates having an aggregate fair market value, determined at the time such Option is granted, of more than $25,000.

4.7     Adjustment of Amount of Stock

        In the event of change in the number of shares of Stock outstanding by reason of a Stock dividend, Stock split or other recapitalization, or by reason of a merger or consolidation or otherwise, the number of shares of Stock available under this Plan, and the fair market value of such shares at the beginning of the Option Period during which such change occurs, shall be adjusted in such manner as the Committee, in its discretion, deems equitable and appropriate.

                                    ARTICLE V

                                Payment for Stock

5.1     Employee Contributions

        Each Employee may exercise Options granted to him under Section 4.1 by authorizing Employee Contributions in accordance with instruction from his Employer. The actual exercise of the Options shall occur on the last day of the Option Period. Employee Contributions may be authorized beginning with the first




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paycheck issued after the end of the enrollment period for an Option Period in amounts up to 15%, with a minimum of 1%, of an Employee's cash compensation (before any other voluntary or required withholdings) paid by the Employer. To the extent that an Employee's cash compensation, after other voluntary and required withholdings, is not sufficient to cover the Employee's Contributions elected under this Plan, the Employee's Contributions under this Plan shall be reduced. Total deductions may not exceed $25,000 for any calendar year. An authorization for Employee Contributions hereunder shall remain in effect until changed under Section 5.3.

5.2     Purchase of Stock

        As of the last day of each Option Period the amount of Employee Contributions during such Option Period for each person who remains an Employee on such date shall be used to purchase from the Company full shares of Stock, but no fractional shares shall be purchased. Any Employee contributions remaining attributable to fractional shares shall be applied to purchase Stock during the next Option Period, and at the conclusion of the final Option Period shall be refunded to Employees. Upon the purchase of shares of Stock under an Option, if requested by the Employee, the Plan Agent shall issue a stock certificate for such whole shares with a restrictive legend, if applicable.

5.3     Discontinuance or Change

        An Employee may discontinue Employee Contributions authorized under
Section 5.1 at any time, or change the rate of payroll deductions to any other permitted rate as of any six-month anniversary of the Effective Date, within the time prescribed in rules and regulations adopted under Article VIII in accordance with instructions from his Employer. Once discontinued hereunder, Employee Contributions may not be made again until the next succeeding Option Period.

5.4     Refund of Contributions

        If during an Option Period an Employee for whom contributions are being made under Section 5.1 becomes ineligible to have Stock purchased for him under
Section 5.2, or discontinues his contributions under Section 5.3, his Employee Contributions during such Option Period shall, at his election, either (a) be returned without interest to him within 30 days of the date on which the Company first learns of the Employee's ineligibility or date on which the Employee informs the Company that he wishes to discontinue contributions, or (b) used to purchase as many shares as possible at the end of the current Option Period. If the aggregate amount of Employee Contributions under Section 5.1 during any Option Period exceeds the purchase price of Stock available under the Plan, the available Stock shall be allocated to Employees in proportion to the respective maximum number of shares that can be purchased during the Option Period, and amounts not used to purchase Stock shall be returned without interest to the respective Employees as soon as practicable. Any Employee Contributions in excess of the limits in Section 4.6 shall be returned without interest to an Employee within 30 days of the date on which the Company first learns of the existence of any excess contributions.

5.5     Rights of Employees

        An Employee shall have no right, title or interest in any Stock subject to an Option, including no right to receive dividends, until such Stock has been purchased for him and credited to his account or issued to him.

5.6     Requirements of Securities Laws

        No shares of Stock may be issued under any Option until all requirements of applicable federal, state or other securities laws, and of any securities exchange or market upon which Stock may be listed, with respect to the purchase, sale and issuance of the Stock shall have been satisfied. If any action must be taken because of such requirements, then the purchase, sale and issuance of the shares shall be postponed until such action can reasonably be taken.

                                   ARTICLE VI




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                                 Applicable Law

        Options granted under this Plan shall be construed and shall take effect in accordance with the laws of the State of Delaware.

                                   ARTICLE VII

                             Amendment; Termination

7.1     Amendment

        The Board may amend this Plan at any time in such manner and to such extent as it deems appropriate; provided, that no such amendment shall, without approval of the stockholders of the Company, increase the number of shares of Stock available for purchase under the Plan, except as provided in Section 4.7.

7.2     Termination

        This Plan may be terminated by the Board at any time, in its entirety or as to any group of Employees. If the Plan is terminated by the Board under this
Article VII on or prior to the last day of the Option Period during which the Plan is terminated, then, notwithstanding the foregoing, no Stock shall be purchased as of the last day of such Option Period and each Employee's Employee Contributions during such Option Period shall be returned without interest to him within 30 days.

                                  ARTICLE VIII

                                 Administration

        A Committee of persons appointed by the Board of Directors shall have the authority and responsibility for administration of the Plan. The Board may from time to time appoint or dismiss members of the Committee. The Board may prescribe, amend and rescind, and the Committee may adopt, rules and regulations for administration of the Plan, and the Committee shall have full power and authority to construe and interpret the Plan. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at a meeting or the consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, conclusive and binding upon all parties, including the Company, its Affiliates, the stockholders, the Employees and all persons or entities claiming by or through the Employees. The Board may correct any defect or any omission or reconcile any inconsistency in the Plan or in any Option granted hereunder in the manner and to the extent it shall deem desirable. The expenses of the Plan shall be paid for by the Company.

                                   ARTICLE IX

                Limits on Sale of Stock Purchased Under the Plan



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        The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to any restrictions to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

                                    ARTICLE X

                              Application of Funds

        The proceeds received by the Company from the sale of Stock pursuant to Options granted under the Plan will be used for general corporate purposes.

                                   ARTICLE XI

                 Notice to Company of Disqualifying Disposition

        By electing to participate in the Plan, each Employee agrees to notify the Company in writing immediately after the Employee transfers Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Option Period in which such Stock was acquired or within one year from the date of purchase of the Stock. Each Employee further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as "disqualifying dispositions" under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

                                   ARTICLE XII

                     Withholding of Additional Income Taxes

        By electing to participate in the Plan, each Employee acknowledges that the Company and its participating subsidiaries may be required to withhold taxes with respect to the Employee's participation in the Plan, and each Employee agrees that the Company and its participating subsidiaries may deduct additional amounts from the Employee's compensation, when amounts are added to the Employee's account, used to purchase Stock or refunded, in order to satisfy such withholding obligations. Each Employee further acknowledges that when Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each Employee agrees that such taxes may be withheld from compensation otherwise payable to such Employee. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the Employee under Article V will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any Employee, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the Employee's accumulated payroll deductions and apply the net amount to the purchase of Stock, unless the Employee pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each Employee further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such Employee an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Stock by the Employee upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.


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